Exhibit 12.1

BNSF RAILWAY COMPANY and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
		(As Adjusted)[a]

Earnings:

Income before income taxes	$1,534	$1,586

Add:
Interest and other fixed charges, excluding capitalized interest	57	46

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	137	141

Distributed income of investees accounted for under the equity method	2	2

Amortization of capitalized interest	2	1

Less: Equity in earnings of investments accounted for
under the equity method	7	10

Total earnings available for fixed charges	$1,725	$1,766

Fixed charges:

Interest and fixed charges	$66	$54

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	137	141

Total fixed charges	$203	$195

Ratio of earnings to fixed charges	8.50x	9.06x
[a] Prior year numbers have been adjusted for the merger of BNSF Acquisition, Inc. into BNSF Railway Company. See Note 1 to the Consolidated Financial Statements for additional information.

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